Exhibit 99.1

LYDALL UPDATES 2007 FINANCIAL RESULTS

FOR SUBSEQUENT EVENT

MANCHESTER, CT – March 17, 2008 — LYDALL, INC. (NYSE: LDL) today announced that its net income for the quarter ended December 31, 2007 was $2.4 million, or $.15 per diluted share, compared to net income of $2.9 million, or $0.18 per diluted share, previously announced in a press release on February 20, 2008. The previously announced financial results were updated to reflect a new litigation matter involving a former employee of the Company which occurred subsequent to the Company’s previous earnings announcement.

On February 22, 2008, a former employee of the Company commenced an action in the Delaware Chancery Court seeking advancement and indemnification from the Company of approximately $0.9 million. The amount sought is for income taxes that he is expecting to incur as a result of payments made by the Company in 2007, related to a previous litigation matter. Management concluded that it was probable that a loss had been incurred by the Company as of December 31, 2007. Based on management’s estimates at this time, the Company recorded expense of approximately $0.9 million (pre-tax) during the quarter ended December 31, 2007, related to this matter. The expense was recorded in corporate office selling, product development and administrative expenses.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2007 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 52 percent of Lydall’s 2007 net sales, dependence on large customers, pricing pressures from OEM automotive customers, changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	March 17, 2008

Summary of Operations

	Quarter Ended December 31,		Year Ended December 31,
In thousands except per share data	2007	2006	2007	2006
	(unaudited)
Net sales	$85,858	$80,601	$338,894	$326,358
Cost of sales	65,474	62,208	262,759	253,561

Gross margin	20,384	18,393	76,135	72,797
Selling, product development and administrative expenses	16,334	14,930	60,105	57,466

Operating income	4,050	3,463	16,030	15,331
Interest expense	138	225	490	1,363
Other expense (income), net	(92)	14	(140)	(27)

Income before income taxes	4,004	3,224	15,680	13,995
Income tax expense	1,584	1,099	6,573	3,767

Net income	2,420	2,125	9,107	10,228

Basic earnings per common share	$0.15	$0.13	$0.56	$0.63
Diluted earnings per common share	$0.15	$0.13	$0.55	$0.63
Weighted average common shares outstanding	16,380	16,145	16,295	16,147
Weighted average common shares and equivalents outstanding	16,422	16,193	16,472	16,198

Summary of Segment Information

	Quarter Ended December 31,		Year Ended December 31,
In thousands	2007	2006	2007	2006
	(unaudited)
Net Sales

Thermal/Acoustical	$57,980	$54,232	$227,813	$222,003
Filtration/Separation	21,005	19,155	82,966	74,906
Other Products and Services	7,366	7,855	30,378	31,971
Reconciling Items	(493)	(641)	(2,263)	(2,522)

Consolidated Totals	$85,858	$80,601	$338,894	$326,358

Operating Income

Thermal/Acoustical	$6,671	$5,441	$22,508	$23,193
Filtration/Separation	1,540	794	8,550	4,566
Other Products and Services	285	742	1,767	3,038
Corporate Office Expenses	(4,446)	(3,514)	(16,795)	(15,466)

Consolidated Totals	$4,050	$3,463	$16,030	$15,331

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Lydall, Inc. News Release	March 17, 2008

Financial Position

In thousands except ratio data	December 31, 2007	December 31, 2006
Cash and cash equivalents	$15,716	$6,402
Working Capital	$63,506	$50,610
Total debt	$9,829	$10,106
Stockholders’ equity	$180,453	$161,217
Total capitalization	$190,282	$171,323
Current ratio	2.4	2.2
Total debt to total capitalization	5.2	5.9

Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)
In thousands	2007	2006	2007	2006
Net cash provided by operating activities	$11,910	$14,699	$22,133	$39,703
Net cash used for investing activities	$(5,830)	$(3,686)	$(14,610)	$(11,182)
Net cash (used for) provided by financing activities	$(333)	$(6,799)	$1,231	$(25,183)
Depreciation and amortization	$3,816	$3,710	$15,227	$15,439
Capital expenditures	$5,830	$3,686	$14,610	$11,182

Common Stock Data

Quarter Ended December 31,	2007	2006
High	$11.70	$11.19
Low	$9.20	$8.56
Close	$10.52	$10.81

During the fourth quarter of 2007, 4,115,725 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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